John Hunt

T +1 (617) 339-2961

M +1 (617) 549-4045

jhunt@sullivanlaw.com

March 28, 2024

The Trustees of The Alger Funds

c/o Fred Alger Management, LLC

100 Pearl Street, 27th Floor

New York, New York 10004

Re:	The Alger Funds – Alger Concentrated Equity Fund – Classes A, C, I, Y and Z Shares

Ladies and Gentlemen:

You have requested our opinion, as your special Massachusetts counsel, as to certain matters of Massachusetts law relating to the organization and shares of The Alger Funds, a trust with transferable shares (the “Trust”) established under Massachusetts law pursuant to an Amended and Restated Agreement and Declaration of Trust dated September 13, 2012, as amended to date (the “Declaration of Trust”). We understand that our opinion is requested in connection with the filing by the Trust with the Securities and Exchange Commission (the “SEC”) of Post-Effective Amendment No. 150 to its Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), Registration No. 033-04959 and of Amendment No. 152 to its Registration Statement under the Investment Company Act of 1940, as amended, Registration No. 811-01355 (the “Amendment”), relating to each of Class A, Class C, Class I, Class Y and Class Z Shares of beneficial interest, $0.001 par value per share (collectively, the “Shares”), of Alger Concentrated Equity Fund, a new separate series of the Trust (the “Fund”).

For purposes of rendering the opinions stated herein, we have examined and are familiar with the Declaration of Trust, and we have reviewed drafts of the prospectus (the “Prospectus”) and statement of additional information (the “SAI”) contained in the Amendment, records of the actions taken by yourselves as the Trustees of the Trust to authorize the issuance and sale of the Shares of the Fund, the Amended and Restated By-Laws of the Trust, as currently in effect, certificates of officers of the Trust and of public officials as to matters of fact relevant to such opinions, and such other documents and instruments, certified or otherwise identified to our satisfaction, and such questions of law and fact, as we have considered necessary or appropriate for purposes of giving such opinions. We call to your attention that, in doing so, we have assumed the genuineness of the signatures on, and the authenticity of, all documents furnished to us, and the conformity to the originals of documents submitted to us as copies, which we have not independently verified.

Our opinion in paragraph 1 below with respect to the valid existence of the Trust in Massachusetts is based solely on a certificate to such effect issued by the Secretary of the Commonwealth of Massachusetts.

The Trustees of The Alger Funds	-2-	March 28, 2024

Based upon and subject to the foregoing, we hereby advise you that, in our opinion, under the laws of Massachusetts:

1.	The Trust is validly existing as a trust with transferable shares of the type commonly called a Massachusetts business trust.

2.

The Trust is authorized to issue an unlimited number of shares of beneficial interest; upon the effectiveness of the amendment to the Trust’s Registration Statement on Form N-1A relating to the Shares of the Fund, the Shares of the Fund will have been duly and validly authorized by all requisite action of the Trustees of the Trust, and no action by the shareholders of the Trust is required in such connection.

3.	The Shares of the Fund, when duly sold, issued and paid for as contemplated by the Prospectus and SAI, will be fully paid and non-assessable by the Trust.

This letter expresses our opinions as to the provisions of the Declaration of Trust and the laws of Massachusetts applying to business trusts generally, but does not extend to the Massachusetts Securities Act, or to federal securities or other laws.

This opinion is limited to the present laws of The Commonwealth of Massachusetts (as such laws are applied by courts located in Massachusetts) and to the present judicial interpretations thereof and to the facts as they presently exist. We express no opinion with respect to, or as to the effect of the laws of, any other jurisdiction.

All of the opinions set forth herein are rendered as of the date hereof, and we assume no obligation to update such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in the law that may hereafter occur.

This opinion letter should be interpreted in accordance with the Core Opinion Principles issued by the Legal Opinions Committee of the American Bar Association’s Business Law Section and the Working Group on Legal Opinions Foundation, as published in The Business Lawyer, 74 Bus. Law. 815 (2019).

This opinion is solely for the benefit of the Trust and its shareholders and may not be otherwise quoted or relied upon by any person or entity without our prior express written consent.

We consent to your filing this letter with the SEC as an exhibit to the Amendment, but we do not thereby concede that we come within the class of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ SULLIVAN & WORCESTER LLP

SULLIVAN & WORCESTER LLP